EXHIBIT 10.2

EXECUTION VERSION

CHANGE IN CONTROL SEVERANCE AGREEMENT

FOR EXECUTIVE OFFICERS AND CERTAIN NEW KEY EMPLOYEES

This Severance Agreement (this “Agreement”) is made as of March 2, 2017 by and between Hertz Global Holdings, Inc., a Delaware corporation, and any successor to the business and/or assets of the Company that assumes this Agreement (the “Company”), and Kathryn V. Marinello (“Executive”).

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has approved this severance agreement to provide Executive with certain benefits upon certain terminations of employment;

NOW THEREFORE, the parties hereto agree as follows:

1.                                      Term of Agreement.  This Agreement shall commence on March 2, 2017 and shall continue in effect through December 31, 2019; provided, that the term of this Agreement shall automatically be extended for one additional year beyond 2019 (and successive one-year periods thereafter), unless, not later than September 30, 2018 (for the additional year ending on December 31, 2020) or September 30 of each year thereafter (for each subsequent extension), the Company shall have given notice that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until the end of its then remaining term; provided, however, that, notwithstanding any such notice by the Company not to extend, if a Change in Control (as defined in Section 2) shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four months beyond such Change in Control.  Notwithstanding the foregoing and except as provided in the second sentence of Section 3, this Agreement shall terminate if Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control which, for these purposes, shall include cessation of such employment as a result of the sale or other disposition of the division, subsidiary or other business unit by which Executive is employed.

2.                                      Change in Control.  No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company.  For purposes of this Agreement, a “Change in Control” shall mean the first to occur of any of the following after the date of this Agreement:

(A)                               the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, or any Permitted Holder, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(B)                               within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (B);

(C)                               the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company immediately prior to such merger or consolidation, or any Permitted Holder, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(D)                               the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any of its subsidiaries or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation, or any Permitted Holder, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(E)                                the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company or any Permitted Holder.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

For purposes of the foregoing definition, the following terms shall have the following meanings:

“Incumbent Director” means the persons who were members of the Board as of the date of this Agreement; provided, that a director elected, or nominated for election, to the Board in connection with an actual or threatened proxy contest after the date of this Agreement shall not be considered an Incumbent Director.

“Permitted Holder” means the Related Parties and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of which any of the foregoing are members.

“Principal” means Carl Icahn.

“Related Party” or “Related Parties” means (A) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (B) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) controlled by one or more members of the Family Group; (C) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that legally enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (D) the estate of any member of the Family Group; (E) any trust created (in whole or in part) by any one or more members of the Family Group; (F) any individual or Entity who receives an interest in any estate or trust listed in clauses (D) or (E), to the extent of such interest; (G) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (H) any organization described in Section 501(c) of the Internal Revenue Code (the “Code”), over which any one or more members of the Family Group and the trusts and estates listed in clauses (D), (E) and (G) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (I) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (J) any Entity, directly or indirectly (i) owned or controlled by or (ii) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (A) through (I) above.

3.                                      Termination Following Change In Control. If a Change in Control shall have occurred, Executive shall be entitled to the benefits provided in Section 4(iv) upon the subsequent termination of Executive’s employment with the Company and its subsidiaries during the two year period following such Change in Control (the “Protected Period”) unless such termination is (A) a result of Executive’s death, Retirement or Disability (except as provided in Section 3(i) below), (B) by Executive without Good Reason (as defined in Section 3(iii) below), or (C) by the Company or any of its subsidiaries for Cause (as defined in Section 3(ii) below).  In addition, if, after an agreement has been signed which, if consummated, would result in a Change in Control, (x) Executive is terminated without Cause by the Company and its subsidiaries prior to such Change in Control, (y) such termination was at the instigation or request of the party to the agreement evidencing the transaction that will result in such Change in Control or otherwise occurs in connection with such Change in Control, and (z) such Change in Control occurs, subject to Executive’s compliance with the terms of the Company’s Severance Plan for Senior Executives and the Employment Agreement, dated as of March 2, 2017, by and between the Company and Executive (the “Employment Agreement”), Executive shall be entitled to the compensation provided in Section 4(iv)(B), which notwithstanding any provision of Section 4(iv) to the contrary, shall be paid within 30 days following the Change in Control; provided, however, in accordance with the proviso to the second sentence of Section 15, such compensation shall be reduced by any compensation payable to Executive pursuant to Section 4.02(b) of the Company’s Severance Plan for Senior Executives (which compensation shall remain payable in accordance with the terms thereof).

(i)                                     Disability; Retirement.  For purposes of this Agreement, “Disability” shall have the meaning set forth in the Employment Agreement. Any question as to the existence of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive

(or, if Executive is unable to make such selection, such selection shall be made by any adult member of Executive’s immediate family or Executive’s legal representative), and approved by the Company, said approval not to be unreasonably withheld.  The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement.  For purposes of this Agreement, “Retirement” and corollary terms shall mean Executive’s voluntary termination of employment with the Company under any of the Company’s retirement plans that occurs prior to delivery of a Notice of Termination pursuant to Section 3(iv) below; provided, that notwithstanding the foregoing, no Retirement that occurs after any other termination of employment shall adversely affect, interfere with or otherwise impair in any way Executive’s right to receive the payments and benefits to which Executive is entitled on account of a termination without Cause or with Good Reason.  Accordingly, and for the avoidance of doubt, if Executive provides a Notice of Termination for Good Reason, and otherwise satisfies the conditions for Good Reason pursuant to this Agreement, and also Retires, such Retirement shall not adversely affect, interfere with or otherwise impair in any way Executive’s right to receive payments and benefits hereunder.  Conversely, if Executive terminates Executive’s employment on account of Retirement and at such time is not (x) terminating Executive’s employment for Good Reason pursuant to this Agreement or (y) being terminated by the Company without Cause pursuant to this Agreement, Executive shall not be entitled to the payments and benefits provided in this Agreement.

(ii)                                  Cause.  For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Incumbent Directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 3(ii) and specifying the particulars thereof in detail.

(iii)                               Good Reason.  Executive shall be entitled to terminate employment with Good Reason.  For the purpose of this Agreement, “Good Reason” shall have the meaning set forth in the Employment Agreement.  Subject to Executive’s compliance with the notice and cure provisions of the definition of “Good Reason” in the Employment Agreement, Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.  Executive must provide the Notice of Termination not later than 180 days following the date Executive had actual knowledge of the event constituting Good Reason.

(iv)                              Notice of Termination.  Any purported termination of Executive’s employment by the Company and its subsidiaries or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail (other than with respect to a Good Reason termination pursuant to Section 5(iii)(d)(F) of the Employment Agreement) the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(v)                                 Date of Termination.  “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such 30 day period), and (B) if Executive’s employment is terminated pursuant to Section 3(ii) or (iii) above or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(ii) above shall not be less than 30 days, and in the case of a termination pursuant to Section 3(iii) above shall not be less than 30 nor more than 60 days, respectively, from the date such Notice of Termination is given); provided, that, if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay Executive’s full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and bonus) and continue Executive as a participant in all incentive compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 3(v).  Amounts paid under this Section 3(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.  In the event that the Company is terminating Executive the Company may, if it so chooses, pay Executive the base salary which Executive would have received in lieu of waiting for the expiration of any notice period otherwise required hereby and bar Executive from any of the Company’s premises, offices or properties, subject to any rights set forth herein for Executive to contest such termination.

4.                                      Compensation upon Termination or During Disability.  Upon termination of Executive’s employment or during a period of Disability, in either case, during the Protected Period, Executive shall be entitled to the following benefits:

(i)                                     During any period that Executive fails to perform Executive’s full-time duties with the Company and its subsidiaries as a result of the Disability, Executive shall continue to receive an amount equal to Executive’s base salary at the rate in effect at the commencement of any such period, and Bonus (as defined in Section 4(iv)(B)), through the Date of Termination for Disability; provided, that if any such period of Disability ends during the Protected Period, Executive shall have the right to resume active employment with the Company immediately following the end of such period of Disability, unless, prior to the end of such period of Disability, the Company has terminated Executive’s employment. Thereafter, Executive’s benefits shall be determined in accordance with the employee benefit programs of the Company and its subsidiaries then in effect.

(ii)                                  If Executive’s employment is terminated by the Company or any of its subsidiaries for Cause or by Executive without Good Reason (excluding death, Disability or Retirement) the Company (or one of its subsidiaries, if applicable) shall pay through the Date of Termination Executive’s full base salary at the rate in effect at the time Notice of Termination is given and shall pay any amounts otherwise payable to Executive on or immediately prior to the Date of Termination pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to Executive under this Agreement.

(iii)                               If Executive’s employment is terminated by reason of Executive’s death or Retirement, Executive’s benefits shall be determined in accordance with the retirement and other benefit programs of the Company and its subsidiaries then in effect, except as otherwise provided in Section 3(i).

(iv)                              If Executive’s employment by the Company and its subsidiaries is terminated (other than for death or Disability) by (a) the Company and its subsidiaries other than for Cause or (b) Executive with Good Reason, then, the Company (or one of its subsidiaries, if applicable) shall pay, in accordance with the Company’s normal payroll procedures, any unpaid portion of Executive’s full base salary, at the rate in effect at the time of the Change in Control (the “Base Salary”), calculated through the Date of Termination, and subject to Executive executing, delivering and not revoking the Separation Agreement and General Release of All Claims attached to this Agreement as Exhibit A (the “Release”) within 60 days following the Separation from Service Date (as defined in Section 4(vii)) (the “Release Period”) and provided that such Release is effective and binding and non-revocable by the end of the Release Period, Executive shall be entitled to the benefits provided below:

(A)                               The Company (or one of its subsidiaries, if applicable) shall pay a pro-rated annual bonus at target level calculated through the Date of Termination, no later than the last day of the Release Period, plus all other amounts to which Executive is entitled under any compensation plan of the Company applicable to Executive, at the time such payments are due (provided, however, if the Release Period crosses over two calendar years, any payments made under this Section 4(iv)(A) shall be made no earlier than January 1st of the second calendar year).

(B)                               The Company shall pay Executive, not later than 10 days following the date on which the Release has become effective and irrevocable (provided, however, if the Release Period crosses over two calendar years, payment shall be made within 10 days following the later of such date or January 1st of the second calendar year), as severance pay to Executive, a severance payment equal to 2.5 times the sum of (i) Executive’s Base Salary, and (ii) Bonus.

For purposes of this Agreement, the “Bonus” shall mean the average annual cash bonus paid (or awarded, if different) in respect of each of the three prior bonus years (exclusive of any special or prorated bonuses).  If Executive has less than three years of bonus history, “Bonus” shall mean the target bonus of the year of termination.

(C)                               From the Date of Termination, until the earlier of (i) 18 months following the Date of Termination or (ii) the date upon which Executive becomes eligible to participate in plans of another employer (such period, the “Benefit Continuation Period”), the Company will continue Executive’s participation and coverage in all the Company’s life, medical, dental plans and other welfare benefit plans (but excluding the Company’s disability plans) (“Insurance Benefits”); provided that if any other Company plan, arrangement or agreement provides for continuation of Insurance Benefits, then Executive shall receive such coverage under such other plan, arrangement or agreement, and if the period of such coverage is shorter than the Benefit Continuation Period, then Executive shall receive pursuant to this Section 4(iv)(C), such coverage for the remainder of the Benefit Continuation Period.

(D)                               The Company shall provide to Executive outplacement services or executive recruiting services provided by a professional outplacement provider or executive recruiter at a cost to the Company of not more than 10% of Executive’s Base Salary (not to exceed $25,000) to be provided within the period ending no later than the end of the year following the year in which the Date of Termination occurs.

(v)                                 To the extent outstanding following a Change in Control, Executive’s stock options and other equity awards shall be governed by the terms of the equity incentive plans and award agreements under which such stock options and other equity awards were awarded.

(vi)                              The Company shall also pay to Executive, no less frequently than monthly, all legal fees and expenses reasonably incurred by Executive in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided, that if a determination is made by the arbitrator selected under Section 12 hereof that Executive has failed to prevail on at least one material claim, the Company shall not be liable to pay such legal fees or expenses otherwise provided for thereunder and the Company shall be entitled to recover from Executive any such amounts so paid (either directly or, except as would violate the requirements of Section 409A of the Code, by setoff against any amounts then owed Executive by the Company).  Notwithstanding the penultimate sentence of Section 8, no reimbursement pursuant to this Section 4(vi) shall be paid later than the last day of the 10th calendar year following the calendar year in which the applicable statute of limitations for breach of contract claims expires or, if later, the last day of the calendar year following the calendar year in which there is a settlement or other final and nonappealable resolution of the related contest or dispute.

(vii)                           Notwithstanding the foregoing provisions of this Section 4:

(A)                               If, as of the Separation from Service Date, Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:

1)                                     No payments shall be made and no benefits shall be provided to Executive, in each case that would constitute “deferred compensation” within the meaning of Section 409A of the Code, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of Executive’s death.

2)                                     On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, Executive’s death, the Company shall make a one-time, lump-sum cash payment to Executive in an amount equal to the sum of (x) the amounts otherwise payable to Executive under this Agreement during the period described in the preceding paragraph and (y) interest on the foregoing at the applicable federal rate for instruments of less than one year.

(B)                               If the applicable Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case for purposes of Section 409A of the Code, any payments or benefits under this Agreement that, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, are required to be paid on a schedule other than as contemplated by this Agreement shall be paid on such alternative schedule.

For purposes of this Agreement, “Separation from Service Date” shall mean the date of Executive’s “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under regulations promulgated under Section 409A of the Code. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

5.                                      Adjustment in Payments.

(i)                                     Anything in the Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt

(as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(ii)                                  If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits.  With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)                               As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv)                              To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(v)                                 The following terms shall have the following meanings for purposes of this Section 5:

(A)                               “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code.

(B)                               “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(C)                               “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(D)                               “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.

(E)                                “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

6.                                      Successors; Binding Agreement.

(i)                                     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated Executive’s employment with Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(ii)                                  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

7.                                      Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid (or its international equivalent).

If to the Company to:

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Attention: Executive Vice President, Chief Human Resource Officer

with a separate duplicate copy of such notice to be provided to the General Counsel of the Company.

If to Executive, to Executive at Executive’s most recent address as shown on the books and records of the Company or any subsidiary of the Company employing Executive.

8.                                      Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement is intended to be exempt from or satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right to accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.  All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections and the applicable regulations and guidance thereunder.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or other applicable law.  Anything in this Agreement to the contrary notwithstanding, (a) no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (c) no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, and (d) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. The obligations of the Company under Sections 4 and 5 shall survive the expiration of the term of this Agreement.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

9.                                      Other Arrangements.  The severance benefits under this Agreement are not additive or cumulative to severance or termination benefits that Executive might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the Company.  As a condition of the Company entering into this Agreement, Executive expressly agrees that, except as expressly contemplated by the Employment Agreement, this Agreement supersedes all prior agreements, and sets forth the entire severance benefit to which Executive is entitled while this Agreement remains in effect.  The provisions of this Agreement may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the Company that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

10.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.                               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.                               Arbitration; Indemnification.

(i)                                     In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in or near the city of the Company’s headquarters (or such other location as may be mutually agreed upon by the Company and Executive) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a single arbitrator selected by agreement of the parties  (or, in the absence of such agreement, appointed by the American Arbitration Association).  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement.  Fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Executive’s reasonable attorneys’ fees and expenses) shall be paid in accordance with Section 4(vi).

(ii)                                  Following any termination of employment of Executive (other than a termination by the Company for Cause), the Company shall indemnify and hold harmless Executive to the fullest extent permitted under the Company’s by-laws (as in effect prior to the Change in Control) and applicable law for any claims, costs and expenses arising out of or in connection with Executive’s employment with the Company (without regard to when such claim is asserted or issue is raised, so long as it relates to conduct or events that occurred while Executive was employed with the Company) and shall, for a period of not less than six years following a Change in Control, maintain directors’ and officers’ liability insurance coverage for the benefit of Executive which provides Executive with coverage, if any, no less favorable than that in effect prior to the Change in Control; provided, that if the Company maintains directors’ and officers’ liability insurance coverage for other current or former officers or directors of the Company following such six-year period, Executive shall also be provided with such insurance coverage.

13.                               Confidentiality, Covenant Not to Compete and Not to Solicit.

(i)                                     Nondisclosure of Confidential Information. Other than as permitted by this Agreement, at no time during the term of Executive’s employment or at any time following Executive’s Date of Termination, shall Executive, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, in the business of and for the benefit of the Company; (b) when required to do so by a court of competent jurisdiction, by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; or (c) to provide information about possible violations of law or regulations to government agencies, including but not limited to communications made pursuant to the Securities and Exchange Commission’s (“SEC”) Rule 21F.  For purposes of this Section 13, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) or known to persons in the industry generally.

(ii)                                  For the avoidance of any doubt, nothing in this Agreement is meant to, or should be interpreted, to prohibit, restrict or limit in any way Executive’s ability to communicate with or to file a complaint or charge with the SEC, Department of Justice (“DOJ”), Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or commission, or Executive’s right to receive an award directly from the SEC, DOJ, or any other federal, state, or local governmental agency or commission for information except as otherwise provided in this Agreement or in the Release.  Nothing herein requires that Executive provide the Company with notice of any communication with, or provision of documents or information to, a government agency or commission.  Notwithstanding the foregoing or any provision herein to the contrary, Executive will not disclose any Company information that is protected by the attorney-client privilege, except as expressly authorized by law.

(iii)                               For the further avoidance of any doubt, nothing in this Agreement is meant to, or should be interpreted, to impact, alter or limit in any way the Release, including, without limitation, Executive’s release of the Company Released Parties (as such term is defined in the Release) provided therein.

(iv)                              For the further avoidance of any doubt, nothing in this Agreement is meant to, or should be interpreted, to prohibit, restrict or limit in any way communications specifically covered by any Company policy or procedure addressing the investigation or reporting of possible violations of law or regulations, including without limitation the Company’s Whistleblower Policy (W-122).

(v)                                 Non Competition.  During the term of Executive’s employment and during the 12-month period immediately following the date of any termination of Executive’s employment with the Company, Executive shall not directly or indirectly become associated, as an owner, partner, shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company), director, officer, manager, employee, agent, consultant or otherwise, with any partnership, corporation or other entity that competes with the car rental business, and for the customer base, of the Company or any of its subsidiaries.  This Section 13(v) shall not be deemed to restrict Executive’s association with any enterprise that conducts unrelated business or that has material operations outside of the geographic area that encompasses the Company’s customer base (or where the Company had plans at the Date of Termination to enter) for so long as Executive’s role whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business or other geographic area (as the case may be).

(vi)                              Non Solicitation.  During the term of Executive’s employment and during the 12-month period immediately following the date of any termination of Executive’s employment with the Company, Executive shall not directly or indirectly employ or seek to employ, or solicit or contact or cause others to solicit or contact with a view to engage or employ, any person who is or was a managerial level employee of the Company at the time of Executive’s Date of Termination or at any time during the twelve-month period preceding such date. This Section 13(vi) shall not be deemed to be violated solely by (a) placing an advertisement or other general solicitation or (b) serving as a reference.

(vii)                           Reasonableness.  If any provision of this Section 13 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.  Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement and the Release.  In the event of a breach or threatened breach of this Agreement and the Release, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, stop making any additional payments hereunder to Executive and apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

14.                               Amendment and Waiver.  The Company may amend this Agreement and the Release at any time and from time to time; provided that any amendment that is adverse to Executive shall be effective only with respect to a Change in Control that occurs one year or more following the date of such amendment. The provisions of this Agreement and the Release may be waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement and the Release shall affect the validity, binding effect or enforceability of this Agreement and the Release or any provision hereof.

15.                               Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, this Agreement and the Release.  The Employment Agreement, this Agreement and the Release constitutes the entire understanding between the parties with respect to Executive’s severance pay in the event of a termination of Executive’s employment with the Company, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said severance pay; provided, that any payments or benefits provided in respect of severance, or indemnification for loss of employment, pursuant to any severance, employment or similar agreement between the Company or any of its subsidiaries and Executive, or as required by applicable law outside the United States, shall reduce any payments or benefits provided pursuant to this Agreement and the Release, except that the payments or benefits provided pursuant to this Agreement and the Release shall not be reduced below zero. Notwithstanding any provision of this Agreement and the Release:  (i) Executive shall not be required to mitigate the amount of any payment provided by this Agreement and the Release by seeking other employment or otherwise, nor (except as provided for in Section 4(iv)(C) above) shall the amount of any payment or benefit provided by this Agreement and the Release be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise, and (ii) except as otherwise provided in this Agreement and the Release, the obligations of the Company to make payments to Executive and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.

16.                               Further Action.  The Company shall take any further action necessary or desirable to implement the provisions of this Agreement and the Release or perform its obligations hereunder.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Richard J. Frecker
	Name:	Richard Frecker
	Title:	Executive Vice President, General
Counsel

KATHRYN V. MARINELLO

/s/ Kathryn V. Marinello

EXECUTION VERSION

EXHIBIT A

SEPARATION AGREEMENT

and

GENERAL RELEASE OF ALL CLAIMS(1)

This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into as of [•] by and among Kathryn V. Marinello (the “Executive”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter “Hertz” or the “Companies”), duly acting under authority of their officers and directors.

WHEREAS, Hertz Global Holdings, Inc. and Executive have entered into a Change in Control Severance Agreement, dated as of March 2, 2017 (the “Severance Agreement”);

WHEREAS, Executive’s employment with Hertz will end effective as of [•];

WHEREAS, in connection with Executive’s separation from employment, Executive is entitled to certain payments and other benefits under the Severance Agreement, so long as Executive executes and does not revoke this Agreement; and

WHEREAS, the parties desire to fully and finally resolve any disputes, claims or controversies that have arisen or may arise with respect to Executive’s employment with and subsequent separation from the Companies.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein and in the Severance Agreement, which Executive and the Companies agree constitute good and valuable consideration, receipt of which is acknowledged, the parties stipulate and do mutually agree as follows:

(1)  To be revised, as determined by the Company, if necessary or appropriate under any applicable law to effect a complete and total release of claims by Executive as of the effective date of the Agreement.

1.                                      In exchange for receiving the payments and benefits described in Sections 4 and 5 of the Severance Agreement, Executive does for herself and her heirs, executors, administrators, successors and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries and affiliated companies, and their respective successors, assigns, officers, directors, stockholders holding more than 5% of the Company’s outstanding common stock as of the Date of Termination (and affiliates of such stockholders), employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Company Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Executive has, had or could have asserted, known or unknown (the “Claims”), at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including, without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including, but not limited to, under the Employment Agreement, Severance Plan or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of her employment relationship with the Companies and/or the separation of such employment relationship, and/or with respect to any other claim, matter or event, from the beginning of the world to the date of Executive’s execution of this Agreement.

Executive does not waive or release (a) any Claims under applicable workers’ compensation or unemployment laws; (b) any rights which cannot be waived as a matter of law; (c) the rights to enforce the terms of this Agreement; (d) any Claim for indemnification Executive may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies, under any applicable insurance policy any of the Companies may maintain, or any under any other agreement she may have with any of the Companies, with respect to any liability, costs or expenses Executive incurs or has incurred as a director, officer or employee of any of the Companies; (e) any Claim to her vested account balance under The Hertz Corporation Income Savings Plan or The Hertz Corporation Supplemental Income Savings Plan or to coverage under the Companies’ health and welfare plans in accordance with the terms thereof through the Date of Termination or (f) any Claim that arises after the date this Agreement is executed.

Nothing in this Agreement shall be construed to prohibit Executive from filing any future charge or complaint with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Executive’s right to engage in such conduct. Notwithstanding the foregoing, Executive waives the right to obtain any relief from the EEOC or recover any monies or compensation as a result of filing a charge or complaint. In the event any suit or claim is made or filed on Executive’s behalf against any Company Released Party by any person or entity, Executive hereby waives any right to receive monetary or equitable relief in favor of Executive.  Nothing in this paragraph shall prevent any communications by Executive with Governmental Agencies without notice to the Companies as set forth in Paragraph 7 below.

2.                                      Executive shall return to the Companies all Company property and Confidential Information (as defined in the Severance Agreement) of any Company Released Party in Executive’s possession or control, including without limitation, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Executive received, had access to or had in Executive’s possession, prepared or helped prepare in connection with Executive’s employment with any Company Released Party, and Executive shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. Executive acknowledges that in the course of employment with any one or more Company Released Party, Executive has acquired Confidential Information and that such Confidential Information has been disclosed to Executive in confidence and for Executive’s use only during and with respect to Executive’s employment with one or more of the Company Released Parties.  Notwithstanding the foregoing, Executive may make and retain an electronic copy of her contacts list and calendar and any personal emails or information needed for tax filing purposes.  Further, nothing in this paragraph shall prevent any communications by Executive with Governmental Agencies without notice to the Companies as set forth in Paragraph 7 below.

3.                                      Executive acknowledges and agrees that Executive has agreed to be bound by the confidentiality provision in the Severance Agreement following Executive’s separation of employment for as long as the confidential information of the Company or its affiliates is not otherwise available to the public (other than by Executive’s breach of the confidentiality obligation) or known to persons in the industry generally, and the non-competition and non-solicitation covenants in the Severance Agreement for 12 months following Executive’s separation of employment.  Nothing in this paragraph shall prevent any communications by Executive with Governmental Agencies without notice to the Companies as set forth in Paragraph 7 below.

4.                                      Executive declares and represents that Executive has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against any Company Released Party arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement. In the event any suit or claim is made or filed on Executive’s behalf against any Company Released Party by any person or entity, Executive hereby waives any right to receive monetary or equitable relief in favor of Executive.  Nothing in this paragraph shall prevent any communications by Executive with Governmental Agencies without notice to the Companies as set forth in Paragraph 7 below.

5.                                      Executive further declares and represents that no promise, inducement, or agreement not herein expressed has been made to Executive, that Executive has not relied on any statement made by any person related to the Company or its affiliates in deciding to sign this Agreement, that this Agreement and the Severance Agreement contain the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

6.                                      Executive understands and agrees that this Agreement shall not be considered an admission of liability or wrongdoing by any party hereto, and each of the parties denies any liability and agrees that nothing in this Agreement can or shall be used by or against either party with respect to claims, defenses or issues in any litigation or proceeding except to enforce rights under the Agreement itself or under the Severance Agreement.

7.                                      Executive understands that nothing contained in this Agreement limits Executive’s ability to communicate with, or file a complaint or charge with, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”), or any other federal, state, or local governmental agency or commission (collectively, “Governmental Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Companies; provided, however, that, notwithstanding the foregoing or any provision herein to the contrary, Executive may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law.  This Agreement does not limit Executive’s right to receive an award directly from the SEC, DOJ, or any other federal, state, or local governmental agency or commission for information.

8.                                      Executive will refrain from making any disparaging comments about the Companies, and the Companies will refrain from making any disparaging comments about Executive.  Executive and the Companies, respectively, shall not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the Companies or

Executive, as applicable, or in pursuit of a claim or other action against the Companies or Executive, as applicable, except as required by law.  Nothing contained in this paragraph shall prevent any party from (a) making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law, (b) any communication contemplated by Paragraph 7 or (c) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

9.                                      As further consideration for the mutual promises and obligations set forth in this Agreement and Severance Agreement, Executive agrees to cooperate fully with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Executive was employed by the Companies, including, but not limited to, any litigation and/or claims that were filed and/or asserted while Executive was employed by the Companies.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or Company personnel, being available for interviews, depositions, and/or to act as a witness on behalf of the Companies, if requested, and at the Companies’ request responding to any inquiries about the particular matter.  Executive further agrees to cooperate fully with the Companies in connection with any investigation or review by any federal, state, or local regulatory authority relating to events or occurrences that transpired while Executive was employed with the Companies. Nothing in this paragraph of this Agreement shall prevent any communications by

Executive with Governmental Agencies without notice to the Companies, as set forth in paragraph 7 above.

10.                               Executive will retain her fiduciary responsibilities to the Company to the extent provided by law.  In addition, Executive agrees to continue to abide by applicable provisions of the Company’s Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained herein. The parties agree that the clawback and compensation recovery provisions of the Company’s Compensation Recovery Policy in effect as of the Date of Termination (or any successor or replacement policy) (the “Company’s Compensation Recovery Policy”) shall apply to the compensation, payments and benefits provided to Executive under the terms of this Agreement and the Severance Agreement. For the avoidance of doubt, and to the extent permitted by law, the compensation, payments and benefits provided to Executive under the terms of this Agreement and the Severance Agreement may be reduced to enforce any repayment obligation of Executive to the Company under any clawback pursuant to the Company’s Compensation Recovery Policy (or any successor or replacement policy), and such clawback and compensation recovery provisions contained in the Company’s equity plan, equity award agreements, annual incentive bonus plan, or any other bonus plan (the “Compensation Recovery Items”). Anything in the proceeding sentence to the contrary notwithstanding, any such reduction referred to therein shall be permitted only if and to the extent it would not result in a failure to comply with any applicable requirement of Section 409A of the Internal Revenue Code. Nothing in this Agreement waives any rights Executive may have to challenge any future clawback pursuant to this paragraph of this Agreement, the Company’s Compensation Recovery Policy, and/or Compensation Recovery Items.

11.                               Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

12.                               Executive acknowledges that Executive understands that Executive has the right to consult with an attorney of Executive’s choice at Executive’s expense to review this Agreement and has been encouraged by the Companies to do so.

13.                               Executive further acknowledges that Executive has been provided twenty-one days to consider and accept this Agreement from the date it was first given to Executive, although Executive may accept it at any time within those twenty-one days.

14.                               Executive further understands that Executive has seven days after signing the Agreement to revoke it by delivering to the Executive Vice President, Chief Human Resource Officer, Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, written notification of such revocation within the seven day period. If Executive does not revoke the Agreement, the Agreement will become effective and irrevocable by Executive on the eighth day after Executive signs it.

15.                               Executive acknowledges that this Agreement and the Severance Agreement sets forth the entire agreement between the parties with respect to the subject matters hereof and supersedes any and all prior agreements between the parties as to such matters, be they oral or in writing, and may not be changed, modified, or rescinded except in writing signed by all parties hereto, and any attempt at oral modification of this Agreement and the Severance Agreement shall be void and of no force or effect.

16.                               Executive acknowledges that Executive has carefully read this Agreement and understands all of its terms, including the full and final release of claims set forth above and enters into it voluntarily.

WITH EXECUTIVE’S SIGNATURE HEREUNDER, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT EXECUTIVE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR UNWRITTEN, NOT SET FORTH IN THIS AGREEMENT; THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY EXECUTIVE’S ATTORNEY; AND THAT EXECUTIVE HAS BEEN ENCOURAGED BY THE COMPANIES TO DO SO.

EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT EXECUTIVE HAS 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO THE EXECUTIVE VICE PRESIDENT, CHIEF HUMAN RESOURCES OFFICER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF EXECUTIVE’S REVOCATION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

Date:
EXECUTIVE

THE HERTZ CORPORATION	HERTZ GLOBAL HOLDINGS, INC.

By:	By:
Date:	Date: